Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

Sagent Pharmaceuticals Names Sean Brynjelsen Executive Vice President, Business Development

Newly Created Position Supports Long-Term Growth Strategy to Expand Product Offerings

SCHAUMBURG, Ill., March 23, 2016 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) a leading provider of affordable pharmaceuticals to the hospital market, announced the hiring of Sean Brynjelsen as Executive Vice President, Business Development. In this newly created role, Mr. Brynjelsen, will develop and execute a strategy to drive long-term growth through the acceleration of product licensing, acquisition of products and portfolios as well as the execution of other M&A activity. Mr. Brynjelsen will report directly to Allan Oberman, Sagent’s Chief Executive Officer.

Mr. Brynjelsen joins Sagent to lead the third objective of our “Triple E” growth strategy to execute on strategic M&A transactions to advance our growth and profitability, said Allan Oberman, chief executive officer of Sagent. “Sean has extensive experience in pharmaceutical transactions, strategic planning and product licensing/development, which makes him a great addition to our executive leadership team. This newly created position, in conjunction with the addition of our EVP of Global Operations earlier this quarter, fulfills our commitment to strengthen the leadership of Sagent and support the acceleration of our ability to execute on our growth strategy.”

Mr. Brynjelsen has over 20 years of transactional experience in the pharmaceutical industry with companies including Akorn, Hospira and Baxter. Most recently, he served as Senior Vice President, Global Business Development for Akorn where he completed over one hundred transactions including the acquisition of over 25 products contributing greater than $300 million of annual revenue. He earned an MBA degree from the University of Notre Dame and holds a Master of Science in Chemistry and a Bachelor of Science in BioChemistry from the University of Illinois.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a leading provider of affordable pharmaceuticals to the hospital market. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.